Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-85406) and Form S-8 (Nos. 333-39756, 333-39758, 333-40202, 333-87794, and 333-115463) of Visteon Corporation of our report dated February 28, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated February 28, 2007 relating to the financial statement schedules, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
February 28, 2007